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                                                                  Exhibit 99


[SOLUTIA LOGO]


                                  FOR IMMEDIATE RELEASE
                              -------------------------------------------------

                                     Media Contact:  Beth Rusert
                                                     314-674-8527
                                 Financial Contact:  Liesl Livingston
                                                     314-674-7777


JURY RENDERS VERDICT IN FLUOR V. SOLUTIA CASE

         ST. LOUIS, Sept. 13, 2002 --- A jury in Houston today rendered a verdict against Solutia Inc. (NYSE:SOI) in the Fluor v. Solutia case. This case involves a dispute between Fluor and Solutia over contractual obligations during the construction of Solutia's acrylonitrile manufacturing facility in Alvin, Texas, for which Fluor was the main contractor.
         The jury handed down two alternative verdicts based on two mutually exclusive theories. The verdict on the theory of breach of contract was for $4.85 million and the verdict on the theory of quantum meruit was for $34.505 million. Quantum meruit is a legal theory typically applicable to situations without a contract. No judgment has been entered on the verdict. Solutia intends to vigorously pursue all post-verdict remedies.
         Solutia is disappointed with the verdict handed down in court today and does not believe the facts of the case justify the verdict. The subject of the lawsuit is the impact of changes made during construction of the facility. Solutia feels it has fairly compensated Fluor for changes on the project.

                              Corporate Profile
                              -----------------

Solutia (<http://www.Solutia.com>) uses world-class skills in applied
         ------------------------
chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; resins and additives for high-value coatings; pharmaceutical services such as chemical development and manufacture, clinical trial services and expert advisory services for pharmaceutical and biopharmaceutical companies; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

Solutia...Solutions for a Better Life.



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                                    -oOo-

Source: Solutia Inc.
St. Louis
Date 09/13/02